Exhibit 99.1

Alico, Inc. Announces Second Quarter and Six Months of Fiscal Year 2013

Financial Results

Fort Myers, FL, May 6, 2013 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the second quarter and six months ended March 31, 2013.

Fiscal Year 2013 Second Quarter Results

For the second quarter of fiscal year 2013, total operating revenue was $38.4 million as compared to $54.1 million for the second quarter of fiscal year 2012, a decrease of 29.0%. The decrease in operating revenue was due to a decrease in the sales of citrus fruit by the Alico Fruit Company (“Alico Fruit”) and Citrus Groves segments, partially offset by an increase in Sugarcane sales.

Historically, our agricultural operations have been seasonal in nature with the second quarter and third quarter generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue. Second quarter fiscal year 2013 included Citrus Groves revenue of $17.1 million compared to $25.1 million from the same period of fiscal year 2012, a decrease of approximately $8.0 million or 32% due to fewer boxes of fruit sold at a lower market price per pound solid and lower pound solids per box. Alico Fruit had revenue of $11.9 million for the second quarter of fiscal year 2013 as compared to $20.3 million from the same period of fiscal year 2012, a decrease of approximately $8.4 million or 41.5% due to a decrease in the number of boxes of fruit sold and lower market prices. Improved Farmland revenue, which includes the results of our Sugarcane operations, was $8.9 million for the second quarter of fiscal year 2013 as compared to $7.8 million for the same period of fiscal year 2012, an increase of approximately $1.1 million or 14.1%. Sugarcane contributed revenue of $8.7 million for second quarter of fiscal year 2013 as compared to $7.6 million for the same period of fiscal year 2012 due to a 42.0% increase in standard tons of sugarcane harvested in the second quarter of fiscal year 2013 as compared to the second quarter of fiscal year 2012, partially offset by a decrease in price per standard ton of 20.9% quarter-over-quarter.

Total operating expenses for the second quarter of fiscal year 2013 were $31.4 million as compared to $39.9 million for the second quarter of fiscal year 2012. Operating expenses decreased as a result of the decrease in the purchases of citrus fruit by Alico Fruit and fewer boxes of citrus fruit harvested and sold by Citrus Groves partially offset by an increase in cost of sales, including harvesting costs of sugarcane due to the increase in tons harvested. Gross profit for the second quarter of fiscal year 2013 was $7.0 million compared to $14.2 million for the second quarter of fiscal year 2012, a decrease of 50.7%. This decrease in gross profit was due primarily to reduced Citrus Groves revenue.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and Special Committee strategic alternative costs) for the second quarter of fiscal year 2013 was $8.0 million as compared to Adjusted EBITDA of $14.6 million for the second quarter of fiscal year 2012. The decrease of $6.6 million in Adjusted EBITDA is primarily due to pre-tax income of $4.6 million generated in the second quarter of fiscal year 2013 as compared to a pre-tax income of $11.9 million in the same period of fiscal year 2012 a reduction of $7.3 million or 61.4%. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Net income applicable to common stock for the second quarter of fiscal 2013 was $2.8 million, or $0.38 per share, compared to net income of $7.4 million, or $1.01 per share, in the second quarter of fiscal 2012. On February 22, 2013, the Board of Directors of Alico declared a cash dividend of $0.08 per share on its outstanding common stock, which was paid on April 15, 2013, to shareholders of record at March 28, 2013. Additionally, the Board recently declared a third quarter dividend of $0.08 per share on its outstanding common stock to be paid to shareholders of record as of June 28, 2013, with payment expected on July 15, 2013.

JD Alexander, Alico’s President and Chief Executive Officer, stated, “Our second quarter results were in line with our expectations. Our Citrus Groves segment’s sales and profitability continue to be impacted by lower price per pound solids and lower pound solids per box as well as an overall smaller citrus crop than our prior harvest season. We expect our citrus crop to produce approximately 10% fewer boxes than our 2012 crop while the State of Florida is currently estimating a 6% decrease in total boxes compared to 2012; however, in each of its last five monthly estimates, the USDA has revised its estimate of the 2012/2013 Florida orange crop downward by a total of 10%. Alico’s production per acre continues to outperform the state’s average production at a rate similar to last year, and we expect this trend to continue. Additionally, our production contracts provide for a minimum average floored price of $1.65 per pound solids for this Valencia harvest season as well as a rise provision which allows us to benefit from any incremental difference between the floor and season average price, as determined by Mutual’s Mostly or the FDOC Post Estimate Report. We expect the season average price to be approximately $0.10 to $0.15 cents above our floor and positively impact our operating results for the remainder of the fiscal year.”

Mr. Alexander continued, “Our Sugarcane segment continues to outperform the prior year having produced an incremental 118,000 net standard tons of sugarcane, but, more importantly, we are producing approximately 7 net standards tons per acre more than the prior year. Sugarcane pricing has declined over the prior year by approximately $5.00 per net standard ton negatively impacting Sugarcane’s profitability. An additional $0.6 million in general and administrative costs were incurred during the second quarter due to certain costs incurred by the Special Committee in exploring strategic and financial alternatives for the company. Additionally, the Company continues its work on enhancement and repositioning of our lower income producing lands, and we expect the closing of the USDA agreement we reached in September 2012 in our fourth fiscal quarter of 2013.”

Fiscal Year 2013 Six Months Results

Net income for the six months ended March 31, 2013 was $3.8 million, or $0.52 per share, compared to $9.3 million, or $1.27 per share, for the same period of fiscal 2012, a decrease of $5.5 million or 59.2%. For the six months ended March 31, 2013, total operating revenue was $59.8 million, compared to $80.1 million for the same period of fiscal year 2012, a decrease of $20.3 million or 25.4%. Income from operations for the six months of fiscal 2013 was $6.5 million as compared to $16.0 million for the same period of fiscal 2012, a decrease of 59.1%.

Adjusted EBITDA in the first six months of fiscal year 2013 was $12.2 million as compared to $20.1 million in the first six months of fiscal year 2012. The decrease of $7.9 million in Adjusted EBITDA for the six months ended March 31, 2013, compared to the six months ended March 31, 2012 is primarily due to pre-tax income of $6.2 million generated in the first six months of fiscal year 2013 as compared to a pre-tax income of $15.1 million in the same period of fiscal year 2012 a reduction of $8.9 million or 59.0%. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of approximately $25.2 million at March 31, 2013 and $34.3 million at September 30, 2012. Cash provided by operating activities was $6.9 million for the first six months of fiscal year 2013 as compared to $13.6 million during the first six months of fiscal year 2012. Availability under the revolving line of credit was $60.0 million at March 31, 2013 and September 30, 2012. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,400 acres of land in five Florida counties (Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Rubenstein Investor Relations

Tim Clemensen

(212) 843-9337

TClemensen@RubensteinIR.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited Adjusted EBITDA, as follows:

	Quarter ended March 31,		Six Months March 31,
	2013	2012	2013	2012
Net income	$2,773	$7,414	$3,811	$9,347
Total interest expense, net	311	467	678	936
Income taxes	1,800	4,515	2,436	5,746
Depreciation and amortization	2,486	2,211	4,638	4,107
EBITDA	7,370	14,607	11,563	20,136
Special Committee strategic alternative costs	628	—	628	—
Adjusted EBITDA	$7,998	$14,607	$12,191	$20,136

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except for per share amounts)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Operating revenues:
Citrus Groves	$17,062	$25,094	$24,455	$33,502
Agricultural Supply Chain Management	11,870	20,288	17,159	30,794
Improved Farmland	8,929	7,822	16,919	14,163
Ranch and Conservation	338	751	856	1,407
Other Operations	211	142	377	278
Total operating revenue	38,410	54,097	59,766	80,144

Operating expenses:
Citrus Groves	12,839	13,851	18,699	19,008
Agricultural Supply Chain Management	11,257	19,532	16,791	29,727
Improved Farmland	7,142	6,017	13,016	10,777
Ranch and Conservation	63	250	260	457
Other Operations	95	209	200	423
Total operating expenses	31,396	39,859	48,966	60,392
Gross profit	7,014	14,238	10,800	19,752
Corporate general and administrative	2,464	1,807	4,272	3,797

Income from operations	4,550	12,431	6,528	15,955
Other (expense) income:
Interest and investment income, net	275	(66)	361	42
Interest expense	(311)	(467)	(678)	(936)
Other income, net	59	31	36	32
Total other income (expense), net	23	(502)	(281)	(862)
Income before income taxes	4,573	11,929	6,247	15,093
Income tax expense	1,800	4,515	2,436	5,746
Net income	$2,773	$7,414	$3,811	$9,347

Weighted-average number of shares outstanding
Basic	7,293	7,355	7,324	7,354
Diluted	7,320	7,355	7,337	7,354
Earnings per common share amounts:
Basic	$0.38	$1.01	$0.52	$1.27
Diluted	$0.38	$1.01	$0.52	$1.27
Cash dividends declared per common share	$0.08	$0.04	$0.08	$0.08

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except for share amounts)

	March 31, 2013	September 30, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,513	$13,328
Restricted cash	—	2,500
Investments	259	257
Accounts receivable, net	9,062	3,071
Income tax receivable	73	1,327
Inventories	22,345	27,290
Assets held for sale	—	2,475
Other current assets	1,388	1,219
Total current assets	36,640	51,467

Investment in Magnolia Fund	5,932	5,607
Investments, deposits and other non-current assets	2,052	2,145
Deferred income taxes	2,168	2,168
Cash surrender value of life insurance	858	862
Property, buildings and equipment, net	130,906	122,834
Total assets	$178,556	$185,083

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,367	$4,929
Long-term debt, current portion	2,000	3,267
Accrued expenses	1,258	2,488
Income taxes payable	767	484
Dividend payable	583	883
Accrued ad valorem taxes	545	1,685
Other current liabilities	927	3,412
Total current liabilities	11,447	17,148

Long-term debt, net of current portion	35,000	36,633
Deferred retirement benefits, net of current portion	3,828	3,756
Total liabilities	50,275	57,537

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	—	—
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,289,813 and 7,353,871 shares outstanding at March 31, 2013 and September 30, 2012, respectively	7,377	7,377
Additional paid in capital	9,147	9,053
Treasury stock at cost, 87,293 and 23,235 shares held at March 31, 2013 and September 30, 2012, respectively	(3,132)	(543)
Retained earnings	114,889	111,659

Total stockholders’ equity	128,281	127,546
Total liabilities and stockholders’ equity	$178,556	$185,083